Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-209915, 333-194458, 333-187061, 333-179797, 333-166645, 333-144065, 333-161172, 333-130389, 333-179796, 333-202642, 333-223688, 333-231824 and Registration Statement No 333-239475 on Form S-8 of our reports dated March 14, 2022, relating to the financial statements of PC Connection, Inc., and the effectiveness of PC Connection Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 14, 2022